Exhibit 99.1

January 3, 2012

Matthew Roberts
799 Market Street

4th Floor

San Francisco, CA 94103

Re:  Employment Agreement

Dear Matt:

You and OpenTable, Inc. (the “Company”) are parties to that certain amended and restated offer letter agreement dated as of May 2, 2011 (the “Prior Agreement”), which sets forth, among other things, the terms of your employment with the Company.  This letter agreement (this “Agreement”) effective as of January 1, 2012 (the “Effective Date”) amends and restates the Prior Agreement in its entirety.  This Agreement supersedes the Prior Agreement and any other agreement or policy to which the Company is a party with respect to your employment with the Company.  Notwithstanding the foregoing, your Proprietary Information and Inventions Agreement remains in full effect.  You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.             DUTIES.  You will continue to be employed as the President and Chief Executive Officer, and will perform the duties customarily associated with this position.  You will continue to report solely to the Company’s Board of Directors (the “Board”) and perform your services on a full-time basis at the Company’s headquarters in San Francisco, California.  You will also continue to serve as a member of the Board.  You shall continue to devote substantially all of your full working time and attention to the business affairs of the Company.  You may also serve on other boards of directors or in any other capacity with civic, educational, or charitable organizations upon consent from the Board, which shall not be unreasonably withheld.

2.             BASE SALARY.  You will continue to receive an annual base salary of $500,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures, less payroll deductions and withholdings. The Board shall review your annual base salary at least annually for adjustments and your base salary shall not be decreased without your consent.

3.             EQUITY AWARDS.

(a)           Future Equity Awards.  Subject to the discretion of the Board and your continued employment hereunder, you shall be eligible to receive grants of equity awards from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

(b)           Vested Options.  Your vested stock options shall remain subject to the terms and conditions of the plan(s) pursuant to which they were granted and the applicable stock option agreements.

(c)           Unvested Option.  On January 22, 2010, in connection with your services to the Company as Chief Financial Officer of the Company, the Board granted you an option to purchase 72,000 shares of Company common stock (the “CFO Option”). The CFO Option was granted under the Company’s 2009 Equity Incentive Award Plan (the “Plan”) and has a per share exercise price of $24.97.  The shares subject to the CFO Option vest and become exercisable in twenty-four (24) successive and equal monthly installments measured from June 17, 2011, such that one hundred percent (100%) of the shares subject to the option will vest in full and be exercisable on June 17, 2013, subject to your continued employment or service relationship with the Company through each of the vesting dates.  The CFO Option is subject to the terms and conditions of the Plan and the stock option agreement entered into between you and the Company evidencing such grant (the “CFO Option Agreement”).

4.             BENEFITS.  During your employment by the Company, you will continue to be eligible to participate in any of the employee benefit plans or programs the Company generally makes available to its senior executives, pursuant to the terms and conditions of such plans.

5.             BUSINESS EXPENSES.  You shall continue to be entitled to timely reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

6.             COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT.  As an employee of the Company, you are expected to abide by all of the Company’s policies and procedures.  As a condition of your continued employment, you agree to abide by the terms of the Proprietary Information and Inventions Agreement entered into between you and the Company.

7.             OTHER AGREEMENTS.  By accepting this Agreement, you represent and warrant that your performance of your duties for the Company have not and will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.  You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers.  You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.  Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

8.             OUTSIDE ACTIVITIES.  While employed by the Company, you will not engage in any business activity in competition with the Company.

9.             AT-WILL EMPLOYMENT.  As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company.  Similarly, the Company may terminate your employment at any time and for any lawful reason whatsoever, with or without cause or advance notice.  Your at-will employment relationship with the Company cannot be changed except in writing signed by an authorized representative of the Board.

10.          SEVERANCE BENEFITS.

(a)           Termination by the Company Without Cause or Constructive Termination Apart from a Change in Control.  If your employment by the Company is terminated by the Company without Cause or you experience a Constructive Termination (each, as defined below), in each case, prior to or more than twelve (12) months after a Change in Control (as defined below) and if you execute and fail to revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company within sixty (60) days following such termination of employment, the CFO Option shall immediately become fully vested and exercisable with respect to all of the unvested shares subject thereto as of the date of your termination of employment.

(b)           Termination by the Company Without Cause or Constructive Termination in Connection with a Change in Control.  If your employment by the Company is terminated by the Company without Cause or you experience a Constructive Termination, in each case, within the twelve (12) months following a Change in Control and if you execute and fail to revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company within sixty (60) days following such termination of employment, the Company shall provide you with the following:

(i)            The continuation of your base salary for a period of twelve (12) months following your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings, payable in installments pursuant to the Company’s normal and customary payroll procedures, provided that the first such installment shall be made on the sixtieth (60th) day following your termination date and shall include all amounts that would have been paid on or prior to such sixtieth (60th) day had the installments commenced on the first pay date following your date of termination.

(ii)           Provided that you elect to receive health benefits (e.g., medical and dental) pursuant to COBRA then for the period beginning on your date of termination and ending on the date which is twelve (12) full months following your date of termination (or, if earlier, the date on which you begin benefit coverage with another employer), the Company shall pay the costs associated with continuation coverage pursuant to COBRA.

(iii)         The CFO Option shall immediately become fully vested and exercisable with respect to all of the unvested shares subject thereto as of the date of your termination of employment.

(iv)          After giving effect to the acceleration of the CFO Option pursuant to Section 10(b)(iii) above, your unvested and outstanding equity awards shall vest and, if applicable, become exercisable and all restrictions thereupon lapse with respect to that number of unvested shares subject to each such equity award that would have vested had your employment continued for a period of twelve (12) months following the date of your termination of your employment.

(c)           Termination by the Company with Cause or Termination by You.  If your employment by the Company is terminated by the Company with Cause, or if you voluntarily terminate your employment with the Company (other than pursuant to a Constructive Termination), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

(d)           No Other Payments.  You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this Section 10 in the event of a termination, other than as required under applicable law. In the event that you have a legal right to pay in lieu of termination notice, or to severance pay, the severance pay set forth herein shall be reduced by the amount of such legally required payments.

(e)           Definitions.

(i)            Cause.  For purposes of this Agreement, the term “Cause” means: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your breach of any agreement between you and the Company, which breach causes material harm to the Company, (c) your failure to comply with the Company’s written policies or rules, which failure causes material harm to the Company, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State if such felony (i) is work-related, (ii) materially impairs your ability to perform your services under this letter agreement or (iii) causes material harm to the Company, (e) your gross negligence or willful misconduct, which causes material harm to the Company, or (f) your willful failure to follow reasonable and lawful instructions of the Board and your failure to cure such condition within thirty (30) days after receiving written notification of the failure from the Board.

(ii)           Change in Control.  For purposes of this Agreement, “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;  (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) the individuals constituting the Board as of the date you commence employment hereunder (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii)         Constructive Termination.  For purposes of this Agreement, the term “Constructive Termination” means your resignation after any of the following are undertaken without your express written consent: (i) a material reduction in your base salary, other than in connection with an across the board reduction in base salary applicable to all senior executives of the Company, (ii) a material adverse reduction in your duties and responsibilities (except as a result of disability, temporary illness or other absence); provided, however, that a reduction in duties and/or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute grounds for a “Constructive Termination”, (iii) the elimination or material reduction of your eligibility to participate in the Company’s benefit programs available generally to senior executives of the Company, other than in connection with an across the board elimination or reduction applicable to all senior executives of the Company, or (iv) a relocation of your primary workplace that results in an increase in your one way commute to the Company by more than thirty-five (35) miles.  Notwithstanding the foregoing, for purposes of this Agreement, a Constructive Termination shall not be deemed to have occurred unless within thirty (30) days of the occurrence of an event providing grounds for Constructive Termination you have provided the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes grounds for Constructive Termination and, if such event is reasonably susceptible to cure, during such thirty (30) day notice period the Company shall have failed to cure the event or events in question.

11.          RETURN OF MATERIALS.  At the termination of your relationship with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

12.          SECTION 409A.

(a)           Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 10 above unless your termination of employment constitutes a

“separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(b)           Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12(b) shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)           Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)           Installments.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

13.          ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement, together with the Proprietary Information and Inventions Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein.  If you enter into this Agreement, you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein.  This Agreement supersedes any other such promises, warranties, representations or agreements, including, without limitation, the Prior Agreement.  This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board.  This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  Any successor will expressly assume in writing all of the Company’s obligations under this Agreement before or at the time of such succession.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

14.          GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

15.          DISPUTE RESOLUTION.  To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees and any other arbitration-specific costs.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

Very truly yours,

OpenTable, Inc.

/s/ Duncan Robertson
	By:	Duncan Robertson

Accepted and Agreed to by:

/s/ Matthew Roberts	January 3, 2012
Matthew Roberts	Date